Exhibit 5.1

SHAPIRO SHER GUINOT & SANDLER, P.A.

July 31, 2025

Strawberry Fields REIT, Inc.

6101 Nimtz Parkway

South Bend, Indiana 46628

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to Strawberry Fields REIT, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the registration by the Company of 968,650 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of the Company that the Company may issue subsequent to the date hereof pursuant to the Strawberry Fields REIT, Inc. 2021 Equity Incentive Plan, as amended (the “Plan”), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), on or about the date hereof.

I. Documents Reviewed and Matters Considered

In our capacity as counsel to the Company and for purposes of this opinion, we have examined the following documents (all of which are collectively called the “Documents”):

(i) the Plan;

(ii) the Registration Statement;

(iii) the charter of the Company (the “Charter”), certified by the Maryland State Department of Assessments and Taxation (the “SDAT”);

(iv) the Amended and Restated Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

(v) a Certificate of Status of the SDAT to the effect that the Company is in good standing, dated as of a recent date;

Strawberry Fields REIT, Inc.

July 31, 2025

(vi) resolutions adopted by the Board of Directors of the Company relating to, among other matters, the registration and issuance of the Shares and the approval of the Plan (the “Resolutions”), certified as of the date hereof by an officer of the Company;

(vii) a certificate executed by an officer of the Company, dated as of the date hereof, as to such matters as we deem necessary and appropriate to enable us to render this opinion letter;

(viii) the Company’s Form 8-K filed with the Commission on June 3, 2024, whereby the Company reported that the stockholders of the Company duly approved an amendment to the Plan at the annual meeting of stockholders of the Company held on May 30, 2024, increasing the aggregate number of shares of Common Stock authorized for issuance under the Plan from 250,000 to 1,000,000 shares; and

(ix) such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the assumptions, qualifications, and limitations noted herein.

II. Assumptions

In reaching the opinions set forth below, we have assumed the following:

(a) Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

(b) Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

(c) All Documents submitted to us as originals are authentic. All Documents submitted to us as certified, photostatic, or other copies conform to the original documents. All Documents upon which we have relied are accurate and complete. All public records reviewed or relied upon by us or on our behalf are true and complete and remain so as of the date of this letter.

(d) The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.

(e) All signatures on the Documents submitted to us for examination are genuine.

(f) There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any of the provisions of the Documents, by actions or omission of the parties or otherwise.

Strawberry Fields REIT, Inc.

July 31, 2025

(g) Each individual executing a certificate is authorized to do so and has knowledge about all matters stated therein. The contents of each such certificate are accurate and complete and remain so as of the date of this letter.

(h) None of the Shares will be issued in violation of any restriction or limitation contained in the Charter or the Plan. Upon any issuance of Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter or the Plan.

(i) Each award that provides for the potential issuance of a Share pursuant to the Plan will be duly authorized and validly granted in accordance with the Plan.

III. Opinions

Based on our review of the foregoing and subject to the assumptions, qualifications, and limitations set forth herein, it is our opinion, as of the date of this letter, that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares has been duly authorized and, when and if issued and delivered by the Company subsequent to the date hereof pursuant to the Charter, the Bylaws, the Resolutions, the Registration Statement, the Plan, and any applicable award agreement, the Shares will be validly issued, fully paid and nonassessable.

IV. Qualifications and Limitations

In addition to the other matters set forth in this letter, the opinions set forth herein are also subject to the following qualifications:

(A) We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland and as used herein “law” means such laws. We express no opinion as to the principles of conflict of laws of any jurisdiction, including the laws of the State of Maryland. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.

(B) We assume no obligation to supplement our opinions if any applicable law changes after the date of this letter or if we become aware of any facts that might change the opinions expressed in this letter after the date of this letter.

(C) The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions shall be implied or inferred beyond the matters expressly stated.

(D) This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of the name of our firm therein. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ SHAPIRO SHER GUINOT & SANDLER, P.A.

SHAPIRO SHER GUINOT & SANDLER, P.A.